UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  10/24/2006

Analytical Surveys, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  000-13111

CO	84-0846389
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

9725 Datapoint Drive
Suite 300B
San Antonio, TX 78229
(Address of principal executive offices, including zip code)

210-657-1500
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Information to be included in the report

Item 1.02.    Termination of a Material Definitive Agreement

On October 19, 2006, Analytical Surveys, Inc. ("the Company") announced that it has repaid in full its secured convertible promissory notes in an aggregate principal amount of $2 million, plus all accrued interest (the "Notes"). The Company paid a total of $2,012,274, which included accrued interest to the holders of the Notes ("Holders") from cash reserves. As previously announced, on September 19, 2006, the Holders accelerated the maturity date of the Notes to October 19, 2006, after the Company's shareholders failed to approve certain conversion terms of the Notes and the issuance of warrants to purchase 5.5 million shares of the Company's common stock. Pursuant to the terms of the Subscription Agreement for the Notes, the Holders will retain Class E Warrants for the purchase of up to 752,072 shares of the Company's common stock at $1.186 per share for a period of five years through May 31, 2011. A copy of the press release announcing acceleration of the Notes is filed as Exhibit 99.1 to this report and is incorporated herein by reference.

Item 9.01.    Financial Statements and Exhibits

(c) Exhibits
99.1 Press release issued by the Company dated October 19, 2006

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Analytical Surveys, Inc.

Date: October 24, 2006	By:	/s/ Lori Jones
Lori Jones
CEO

Exhibit Index

Exhibit No.	Description
EX-99.1	Press release announcing repayment of note